Exhibit 10.2.2


                                   AGREEMENT


         In exchange for the mutual promises described below and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, CONDOR SYSTEMS, INC. ("Condor") and John L. Barnum ("Employee") hereby enter into the following Agreement ("Agreement") which is effective upon the Effective Time (as defined in the Agreement and Plan of Merger dated March 8, 1999 pursuant to which WDC Acquisition Corp. will merge with and into Condor). The Employee shall be employed by Condor under this Agreement commencing on the date of the Effective Time and ending on March 31, 2005. This Agreement is binding upon Condor and its heirs, assignees and successors; provided that this Agreement will have no force and effect until or unless the Effective Time occurs.

         Condor agrees to employ Employee as Senior Vice President and Chief Technical Officer and to pay him an annual salary of $220,000 per year, which will be subject to adjustment based on yearly merit reviews, plus any discretionary bonuses for which he may be eligible. Such amounts shall be determined by the Compensation Committee of the Board of Directors of Condor. During his full-time employment with Condor, Employee will also be eligible to receive all benefits that Condor offers its full-time employees.

         Effective April 1, 2000, Employee will have the option of remaining a full-time employee, subject to the salary provisions outlined above, or becoming a part-time employee, subject to the terms and conditions outlined below. As long as Employee remains continuously employed with Condor after March 31, 2000 on a full time basis, this part-time employment option will remain for a period of five (5) years, up to and including April 1, 2005 such that Employee may elect to become a part-time employee at any time between April 1, 2000 and April 1, 2005. Regardless of whether Employee elects to remain a full-time employee or become a part-time employee, this Agreement will terminate at 11:59 p.m. on April 1, 2005.

         Except for the exclusion from its policy of at-will employment, the terms and conditions of Employee's employment [full-time and part-time] continue to be governed by the policies and procedures of Condor including those that are contained in the Employee Handbook. If Condor terminates Employee's full-time employment without cause prior to March 31, 2000, then Condor agrees to pay Employee the sum of $300,000. The parties agree that for purposes of termination "cause" shall mean: (i) Employee's conviction of any felony or misdemeanor involving embezzlement, fraud, conversion or misuse of Condor's funds or resources; (ii) Employee's willful failure or refusal to comply with, or substantial and consistent disregard for, the employment policies, standards and regulations of Condor and/or any reasonably given instructions in the course of employment; (iii) any breach of this Agreement by Employee; (iv) Employee's failure to obtain or retain any permits, licenses, or approvals which may be required by any state or local authorities in the state of California in order to permit Employee to continue employment as contemplated by this agreement; (v) any physical or mental incapacity which prevents Employee from performing his duties under this Agreement for a consecutive period of 120 days, or for at least 140 days in a period of 200 days; (vi) intentional violations of laws by Employee; and (vii) Employee's demonstrated performance deficiencies in performing the duties required of him pursuant to this Agreement.

         If Employee terminates his employment with Condor, for any reason, prior to March 31, 2000, this Agreement will terminate and Condor shall not be obligated to pay Employee any payment for any period after the termination date.

         As a part-time employee, Employee shall be engaged by Condor to advise Condor with respect to those issues as Condor shall decide. Employee shall devote such time, interest, and effort to the performance of this Agreement as may be fairly and reasonably necessary. It is mutually understood that Employee's permanent residence may not be in California and that reasonable reimbursement, in accordance with Condor's standard travel policies, will be made for work assignments that require travel. During the part-time employment period of the Agreement, Condor agrees to pay Employee a yearly part-time employment salary of at least $60,000 for the first year of his part-time employment, and a minimum variable amount per year thereafter until the termination of this Agreement. For the remaining years of part-time employment, the variable amount per year for the part-time employment salary shall equal the yearly fee of the previous year times a factor equal to (one plus CPI/100), where "CPI" is the consumer price index of the current year end percent. For such yearly part-time employment salary, Employee agrees to work a maximum of ten (10) hours per week on average, over each calendar year. The yearly part-time employment salary shall be paid bi-weekly and payment of the salary is not contingent on Condor making a request for advice during the calendar year.

         During the part-time employment period of this Agreement, Employee will be eligible for all benefits available to part-time employees. Subject to any specific benefit plan constraints, Condor agrees to maintain Employee's health and dental benefits at a level equal to the level he received as a full-time employee. During the part-time employment period of this Agreement, Employee will also continue to receive, subject to any specific plan constraints, a pro-rata amount of long term disability and life insurance benefits that he received as a full-time employee. The pro rata amount of these benefits shall be dependent upon Employee's part-time employment salary.

         During the term of the part-time employment period of this Agreement, at the request of Condor, and upon mutual agreement with Employee, Employee may work more than five hundred twenty (520) hours per year. For hours worked in excess of five hundred twenty (520) hours per year, Condor agrees to pay per hour an amount equal to 1.2 times the equivalent hourly rate of the current year (yearly fee divided by 520).

         If Employee voluntarily terminates the part-time employment period of this Agreement, Condor's obligation for further part-time salary and benefits shall cease immediately and Condor shall not be obligated to pay Employee any payment for any period after the termination date. If Condor terminates the part-time period of this Agreement without cause prior to April 1, 2005, Condor agrees to pay Employee a lump sum equal to the number of years and any fraction of year remaining in the part-time employment period of five years, times the currently yearly consulting fee. For example, if Condor terminates Employee's part-time employment on September 1, 2001, and the CPI is four percent (4%), the lump sum paid shall equal ($60,000 x 1.04) x 3.5 years, or $218,400.

         Employee agrees not to consult for other companies which may be competitors of Condor during this Agreement and for a period of two years after the conclusion of this Agreement. During the part-time employment period of this Agreement, Employee agrees to give priority to his employment with Condor if engaged in consulting work for other non-competitive companies. Moreover, during the terms of this Agreement, Employee shall not, directly or indirectly, whether as a consultant, partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business in competition with Condor's business. However, subject to the above restrictions, during the part-time employment period of this Agreement Employee shall be free to independently contract with other non-competitive businesses to provide consulting services. However, in no event shall any other consulting arrangement interfere with Employee's performance of the duties under this Agreement.

         Employee's failure to comply with the provisions of the preceding paragraph shall give Condor the right (in addition to all other remedies Condor may have) to terminate any benefit or compensation to which Employee may be otherwise entitled following the termination of this Agreement and seek injunctive relief.

         In the course of this Agreement, Employee will have access to confidential information and trade secrets relating to Condor's business. In addition, Employee will have access to information regarding other information which is protected by proprietary, trademark, confidential information and possibly covered by applicable patents. Employee will not, without Condor's prior consent, either during the course of this Agreement or after termination of the agreement, directly or indirectly


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


disclose to any third person any such confidential information or trade secret. Nor shall Employee use such confidential and/or trade secret information to solicit customers for himself or any other third party. Employee's failure to comply with the provisions of the preceding sentence shall give Condor the right (in addition to all other remedies Condor may have) to terminate any benefit or compensation to which Employee may be otherwise entitled following the termination of this Agreement and seek injunctive relief.

         If during the term of this Agreement, Employee dies, then the Agreement shall be terminated on the last day of the calendar month of his death.

         This Agreement is made and entered into in the State of California. California law shall govern the validity and interpretation of the Agreement.

         This Agreement sets forth the entire understanding and agreement between Condor and Employee with respect to the subject matter herein and supersedes any prior or contemporaneous oral and/or written agreement or representations, if any, between Condor and Employee. Its terms may not be modified or supplemented, except by mutual agreement executed by Condor and Employee.


DATED:                                      EMPLOYEE:

4/12/99                                      /s/ John L. Barnum
                                            -----------------------------------
                                            John L. Barnum



DATED:                                      CONDOR SYSTEMS, INC.


                                            By: /s/ Gary M. Viljoen
                                               --------------------------------

                                            Title: Chief Financial Officer
                                                  -----------------------------





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